Exhibit 99.1

Encore Wire Corporation	PRESS RELEASE		July 23, 2015
1329 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473			Vice President & CFO

For Immediate Release
ENCORE WIRE REPORTS SECOND QUARTER RESULTS
MCKINNEY, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the second quarter of 2015.
Net sales for the second quarter ended June 30, 2015 were $253.7 million compared to $307.1 million during the second quarter of 2014. Copper unit volume, measured in pounds of copper contained in the wire sold, decreased 13.4% in the second quarter of 2015 versus the second quarter of 2014. Aluminum building wire sales constituted 9.4% of net sales dollars for the second quarter of 2015 versus 8.9% in the second quarter of 2014. Aluminum unit volume was down 14.9% in the second quarter of 2015 versus the second quarter of 2014. The average selling price of wire per copper pound sold dropped 5.1% in the second quarter of 2015 versus the second quarter of 2014, also contributing to the decrease in net sales dollars. Copper wire sales prices declined primarily due to lower copper prices, which declined 11.1% versus the second quarter of 2014. Net income for the second quarter of 2015 was $11.4 million versus $10.2 million in the second quarter of 2014. Fully diluted net earnings per common share were $0.54 in the second quarter of 2015 versus $0.49 in the second quarter of 2014.

Net sales for the six months ended June 30, 2015 were $504.0 million compared to $584.3 million during the same period in 2014. The average selling price of wire per copper pound sold dropped 8.3%, while copper unit volume sold declined 6.9% in the six months ended June 30, 2015 versus the six months ended June 30, 2014. Copper wire sales prices followed the price of copper purchased, which declined 14.1%. Aluminum building wire sales constituted 9.4% of net sales dollars for the six months ended June 30, 2015 versus 8.4% in the six months ended June 30, 2014. Net income for the six months ended June 30, 2015 was $22.1 million versus $21.0 million in the same period in 2014. Fully diluted net earnings per common share were $1.06 for the six months ended June 30, 2015 versus $1.01 in the same period in 2014.
On a sequential quarter comparison, net sales for the second quarter of 2015 were $253.7 million versus $250.3 million during the first quarter of 2015. Sales dollars increased, due to a 2.4% increase in the average selling price per pound of copper wire sold, offset slightly by a 1% unit volume decrease of copper building wire sold on a sequential quarter comparison. Net income for the second quarter of 2015 increased to $11.4 million versus $10.8 million in the first quarter of 2015. Fully diluted net income per common share was $0.54 in the second quarter of 2015 versus $0.52 in the first quarter of 2015.
Commenting on the results, Daniel L. Jones, Chairman, President and Chief Executive Officer of Encore Wire Corporation, said, “We are pleased with the second quarter earnings results. Margins improved in both copper and aluminum wire sales. Unit volumes were down somewhat in 2015 compared to 2014 as we continue to see the overall construction and building wire markets appear to be trying to break out to higher levels. We believe rough spring weather contributed to the soft unit volumes during the quarter. We also know that we passed on a number of orders during the quarter that did not meet our margin criteria. We believe this strategy of attempting to be an industry pricing leader clearly contributed to our improved margins during the quarter. One of the key metrics to our earnings is the “spread” between the price of copper wire sold and the cost of raw copper purchased in any given period. That spread increased 11.0% in the second quarter of 2015 versus the second quarter of 2014, and 1.2% on a sequential quarter comparison. The copper spread expanded 11.0% as the average price of copper purchased decreased 11.1% in the second quarter of 2015 versus the second quarter of 2014, but the average selling price of wire sold decreased only 5.1%, as a result of somewhat improved pricing discipline in the industry. The aluminum building wire products grew to 9.4% of net sales in the quarter versus 8.9% in the second quarter of 2014.

We continue to strive to lead and support industry price increases in an effort to maintain and increase margins. We believe our superior order fill rates continue to enhance our competitive position, as our electrical distributor customers are holding lean inventories in the field. As orders come in from electrical contractors, the distributors can count on our order fill rates to ensure quick deliveries from coast to coast. We have been able to accomplish this despite holding what are historically lean inventories for us.
Our balance sheet is very strong. We have no long term debt, and our revolving line of credit is paid down to zero. In addition, we had $45.6 million in cash at the end of the quarter. We also declared another cash dividend during the quarter.
Our low cost structure and strong balance sheet have enabled us to withstand difficult periods in the past, and we believe are continuing to prove valuable now. We thank our employees and associates for their outstanding effort and our shareholders for their continued support.”
Encore Wire Corporation is a leading manufacturer of a broad range of electrical building wire for interior wiring in commercial and industrial buildings, homes, apartments, and manufactured housing. The Company is focused on maintaining a high level of customer service with low-cost production and the addition of new products that complement its current product line. The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and stockholder value, may include forward-looking statements that involve risks and uncertainties, including payment of future dividends, future purchases of stock, fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.
Additional Disclosures:
The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of Generally Accepted Accounting Principles (GAAP) results to compare to the performance of other companies who also publicize this information. EBITDA is not a measurement of financial performance under GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of performance derived in accordance with GAAP.
The Company has reconciled EBITDA with net income for fiscal years 1996 to 2014 on previous current reports on Form 8-K filed with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	Quarter Ended June 30,		Six Months Ended June 30,
In Thousands	2015	2014	2015	2014
Net Income	$11,353	$10,154	$22,141	$21,007
Income Tax Expense	5,711	5,126	11,421	11,012
Interest Expense	62	82	124	146
Depreciation and Amortization	3,951	3,918	7,848	7,813
EBITDA	$21,077	$19,280	$41,534	$39,978

Encore Wire Corporation
Condensed Consolidated Balance Sheets
(In Thousands)

	June 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
Current Assets
Cash	$45,603	$54,664
Receivables, net	200,306	206,908
Inventories	92,562	78,251
Prepaid Expenses and Other	3,003	5,492
Total Current Assets	341,474	345,315
Property, Plant and Equipment, net	243,375	226,506
Other Assets	275	930
Total Assets	$585,124	$572,751

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$24,915	$31,147
Accrued Liabilities and Other	25,681	28,191
Total Current Liabilities	50,596	59,338
Long Term Liabilities
Non-Current Deferred Income Taxes	19,221	20,226
Total Long Term Liabilities	19,221	20,226
Total Liabilities	69,817	79,564
Stockholders’ Equity
Common Stock	267	267
Additional Paid in Capital	51,406	50,598
Treasury Stock	(88,134)	(88,134)
Retained Earnings	551,768	530,456
Total Stockholders’ Equity	515,307	493,187
Total Liabilities and Stockholders’ Equity	$585,124	$572,751

Encore Wire Corporation
Condensed Consolidated Statements of Income
(Unaudited)
(In Thousands, Except Per Share Data)

	Quarter Ended June 30,				Six Months Ended June 30,
	2015		2014		2015		2014

Net Sales	$253,747	100.0%	$307,088	100.0%	$504,010	100.0%	$584,286	100.0%
Cost of Sales	220,842	87.0%	273,576	89.1%	438,674	87.0%	518,598	88.8%
Gross Profit	32,905	13.0%	33,512	10.9%	65,336	13.0%	65,688	11.2%

Selling, General and Administrative Expenses	15,857	6.2%	18,235	5.9%	31,889	6.3%	33,688	5.8%
Operating Income	17,048	6.7%	15,277	5.0%	33,447	6.6%	32,000	5.5%

Net Interest & Other Expense	(16)	—%	(3)	—%	(115)	—%	(19)	—%
Income before Income Taxes	17,064	6.7%	15,280	5.0%	33,562	6.7%	32,019	5.5%

Income Taxes	5,711	2.3%	5,126	1.7%	11,421	2.3%	11,012	1.9%
Net Income	$11,353	4.5%	$10,154	3.3%	$22,141	4.4%	$21,007	3.6%

Basic Earnings Per Share	$0.55		$0.49		$1.07		$1.01
Diluted Earnings Per Share	$0.54		$0.49		$1.06		$1.01
Weighted Average Number of Common and Common Equivalent Shares Outstanding:
Basic	20,737		20,715		20,731		20,709
Diluted	20,836		20,835		20,809		20,837
Dividend Declared per Share	$0.02		$0.02		$0.04		$0.04

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